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                                                                     EXHIBIT 2.1


                 AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER


                  AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment No. 1"), dated as of May 10, 1999, by and among NSC Holdings, Inc., a Delaware corporation ("Holdings"), NSC Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings ("Merger Subsidiary"), Waste Management, Inc., a Delaware corporation ("Waste Management") and NSC Corporation, a Delaware corporation ("NSC"). Unless otherwise indicated, capitalized terms used herein without definition shall have the respective meanings set forth in the Merger Agreement (as defined below).

                              W I T N E S S E T H:

                  WHEREAS, Holdings, Merger Subsidiary, Waste Management and NSC are parties to that certain Agreement and Plan of Merger, dated as of February 12, 1999 (the "Merger Agreement"); and

                  WHEREAS, Holdings, Merger Subsidiary, Waste Management and NSC desire to amend the Merger Agreement as set forth in this Amendment No. 1;

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment No. 1, the parties agree as follows:

                  1. Section 2.1(b) of the Merger Agreement shall be deleted in its entirety and the following substituted in place thereof:

                           "(b) CONVERSION OF COMMON STOCK. Each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with Section 2.1(a) and shares of Common Stock ("Dissenting Shares") that are owned by stockholders ("Dissenting Stockholders") that have properly exercised appraisal rights pursuant to Section 262 of the DGCL) shall be converted into the right to receive $1.25 in cash, without interest (the "Merger Consideration"). All such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.3."

                  2. Section 5.5(b) of the Merger Agreement shall be deleted in its entirety and the following substituted in place thereof:

                           "(b) In the event that (i) this Agreement is terminated by NSC pursuant to Section 7.1(e), then NSC shall promptly, but in no event later than two days after the date of termination pursuant to this clause (i), pay Holdings a fee equal


                                        1

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         to the sum of (A) $100,000 and (B) all documented out-of-pocket fees and expenses incurred by Holdings' in connection with the transactions contemplated hereby (including, without limitation, fees and expenses of Holdings' legal and financial advisors) not to exceed $400,000 in the aggregate (collectively, the "Termination Fee"), payable by wire transfer of same day funds, or (ii)(x) an Acquisition Proposal shall have been made known to NSC or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal which, in any such case, has not been publicly withdrawn prior to the Stockholders Meeting, (y) thereafter, this Agreement is terminated by either NSC or Holdings pursuant to Section 7.1(b)(ii), and (z) within 12 months of such termination NSC enters into any Acquisition Agreement or consummates any Acquisition Proposal, then NSC shall pay Holdings the Termination Fee, payable by wire transfer of same day funds, no later than two days after the first to occur of the execution of an Acquisition Agreement or the consummation of an Acquisition Takeover Proposal. Notwithstanding the foregoing, in no event shall (1) the Termination Fee be payable by NSC more than once and (2) NSC have any obligation to pay Holdings the amounts contemplated by clause (i)(B) above unless and until Holdings shall have provided NSC with invoices or other reasonable evidence of such amounts. NSC acknowledges that the agreements contained in this Section 5.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Holdings would not enter into this Agreement."

                  3. Section 5.7 of the Merger Agreement shall be deleted and the following substituted in place thereof:

                           "REPURCHASE OF WASTE MANAGEMENT SHARES. Immediately prior to the Effective Time Waste Management will sell to NSC and NSC will purchase from Waste Management 996,420 shares of Common Stock to NSC in exchange for a subordinated promissory note in the principal amount of $1,245,525, bearing interest at 11% per annum, in the form attached hereto as Exhibit D."

                  4. Section 6.2(f) of the Merger Agreement shall be deleted and the following substituted in place thereof:

                           "(f) REPURCHASE OF SHARES. NSC shall have repurchased from Waste Management 996,420 shares of Common Stock in exchange for a subordinated promissory note in the principal amount of $1,245,525, bearing interest at 11% per annum, in the form attached hereto as Exhibit D."

                  5. Exhibit D attached to the Merger Agreement shall be deleted in its entirety and ANNEX A to this Amendment No. 1 substituted in place thereof.

                  6. Holdings and Merger Subsidiary hereby acknowledge receipt of a revised Disclosure Letter delivered by NSC prior to the execution of this Amendment No. 1. Such revised Disclosure Letter shall be substituted in place of the Disclosure Letter delivered by NSC in connection with the execution of the Merger Agreement.


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                  7. All references to the Merger Agreement contained in the
Voting Agreement, that certain Memorandum of Understanding, dated February 12, 1999, by and between NSC and Waste Management and any exhibits to the Merger Agreement, shall mean the Merger Agreement, as amended by this Amendment No. 1.

                  8. Except as herein modified, all other provisions of the Merger Agreement shall be and remain in full force and effect.

                  9. This Amendment No. 1 may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.


                            [SIGNATURE PAGE FOLLOWS]




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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment No. 1 to Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                NSC CORPORATION


                                By: /s/ Darryl G. Schimeck
                                    -----------------------------------------
                                    Name:   Darryl G. Schimeck
                                    Title:  President and Chief Executive



                                WASTE MANAGEMENT, INC.


                                By: /s/ Gregory T. Sangalis
                                    -----------------------------------------
                                    Name:  Gregory T. Sangalis
                                    Title: Senior Vice President and Secretary


                                 NSC HOLDINGS, INC.


                                By: /s/ Martin O'Halloran
                                    -----------------------------------------
                                    Name:  Martin O'Halloran
                                    Title: Chairman



                                NSC ACQUISITION, INC.


                                By: /s/ Martin O'Halloran
                                    -----------------------------------------
                                    Name:  Martin O'Halloran
                                    Title: Chairman



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                                                                        ANNEX A



THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS SUCH SALE, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION SHALL HAVE BEEN REGISTERED UNDER SAID ACT, OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE, AND THEN ONLY IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS.

ALL INDEBTEDNESS EVIDENCED HEREBY AND REFERENCED HEREIN IS SUBORDINATED IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF ALL INDEBTEDNESS OWED TO FINOVA CAPITAL CORPORATION AS SET FORTH IN THAT CERTAIN SUBORDINATION AND STANDSTILL AGREEMENT ON OR ABOUT THE DATE HEREOF AMONG FINOVA CAPITAL CORPORATION, THE PAYEE OF THIS NOTE AND THE OTHER PARTIES NAMED THEREIN (THE "FINOVA SUBORDINATION AGREEMENT")

                          SUBORDINATED PROMISSORY NOTE

$1,245,525.00                                             Methuen, Massachusetts
                                                          ________________, 1999


         FOR VALUE RECEIVED, the undersigned, NSC Corporation, a Delaware corporation ("Borrower"), hereby promises to pay to the order of Waste Management, Inc., a Delaware corporation ("Payee"), in lawful money of the United States of America, in immediately available funds at the principal business address of Payee, 1001 Fannin, Suite 4000, Houston, Texas 77002, or at such other location as the holder hereof may designate from time to time in writing, the principal amount of ONE MILLION TWO HUNDRED FORTY FIVE THOUSAND FIVE HUNDRED TWENTY FIVE DOLLARS AND NO CENTS ($1,245,525.00), together with interest from the date hereof, at a rate of 11% per annum (computed on the basis of a 365-day year and based upon the number of days actually elapsed), payable in arrears on the fifteenth day of each August, November, February and May commencing August 15, 1999. The principal amount hereof and any and all accrued but unpaid interest thereon shall be due and payable on December 31, 2003.

         If any amount of principal or interest payable hereunder is not paid when due (whether at stated maturity, by acceleration or otherwise), the then entire outstanding principal amount hereof, together with all overdue interest, shall automatically and immediately accrue interest until such default is cured, payable on demand, at a rate per annum equal to the lesser of (i) 5% per annum above the interest rate otherwise in effect, or (ii) the maximum interest rate permitted under applicable law.

         Whenever any payment hereunder shall be stated to be due on a day other than a Business Day (as hereinafter defined), such payment shall be made on the next succeeding

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Business Day, and such extension of time shall in such case be included in the computation of payment of interest. As used herein, the term "Business Day" means any day of the year on which banks are not required or authorized to close in New York, New York.

            This Note is executed and delivered pursuant to the Agreement and Plan of Merger, dated as of February 12, 1999, by and among Borrower, Payee, NSC Holdings, Inc. and NSC Acquisition, Inc.

            Borrower shall be in default under this Note upon the occurrence of any of the following events of default ("Events of Default"):

            (a) default in the payment of the principal of or any installment of interest on this Note when due, which default continues for a period of ten (10) days after notice of such default is delivered by Payee to Borrower;

            (b) any "event of default," "default" or similar event or occurrence that results in the acceleration of indebtedness of Borrower to any other person under any note, indenture, agreement or undertaking; or

            (c) the dissolution, voluntary or involuntary bankruptcy, termination of existence, insolvency, business failure or appointment of a receiver of any part of the property of Borrower or any guarantor or surety of any of the obligations of Borrower.

            Upon occurrence of any Event of Default, and at any time thereafter as long as any such Event of Default shall be continuing, Payee may declare all liabilities and obligations of Borrower to Payee immediately due and payable and the same shall thereupon become immediately due and payable without any further action on the part of Payee, and upon the occurrence of any Event of Default mentioned in clause (c) hereof, all liabilities and obligations of Borrower to Payee shall become due and payable without any action upon the part of Payee.

            Borrower shall have the right at any time and from time to time to prepay the unpaid principal amount hereof, in whole or in apart, without premium or penalty. In the case of any such prepayment, Borrower shall also pay in full all accrued but unpaid interest in respect of the entire outstanding principal amount hereof and all overdue interest, if any.

            The indebtedness evidenced by this Note is subordinated to all Senior Indebtedness of Borrower as set forth in the FINOVA Subordination Agreement. Until all liabilities and obligations of Borrower to Payee are paid, such Senior Indebtedness, together with all other indebtedness of Borrower for money borrowed to which the indebtedness evidenced by this Note may be subordinated, shall not exceed $22,000,000 in the aggregate, as provided in that certain Memorandum of Understanding, dated February 12, 1999, between Payee and Borrower.

            Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.



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         Borrower shall pay Payee, on demand, any reasonable out-of-pocket expenses (including reasonable legal fees) arising out of or in connection with any action or proceeding (including any action or proceeding arising in or related to any insolvency, bankruptcy or reorganization involving or affecting borrower) taken to protect, enforce, determine or assert any right or remedy under this Note.

         This Note shall bind Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of Payee and its successors and assigns. All references herein to "Borrower" and "Payee" shall be deemed to apply to borrower and Payee, respectively, and to their respective successors and assigns.

         This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the substantive law of Delaware without giving effect to its conflict of laws principles.

         IN WITNESS WHEREOF, Borrower has caused this Note to be executed by its officers thereunto duly authorized, as of the date first above written.


                                             NSC CORPORATION


                                             By:
                                                --------------------------
                                                Name:
                                                Title: